Exhibit 99.1

RELEASE DATE: April 13, 2005

FASTENAL COMPANY REPORTS FIRST QUARTER EARNINGS

The Fastenal Company of Winona, MN (NASDAQ Symbol FAST) reported the results of the quarter ended March 31, 2005. Dollar amounts are in thousands.

Net sales for the three-month period ended March 31, 2005 totaled $353,809, an increase of 24.5% over net sales of $284,206 in the first quarter of 2004. Net earnings increased from $28,147 in the first quarter of 2004 to $37,031 in the first quarter of 2005, an increase of 31.6%. Basic earnings per share increased from $.37 to $.49 for the comparable periods.

During the first quarter of 2005, Fastenal opened 74 new sites (Fastenal opened 49 new sites in the first quarter of 2004). These 74 new sites represent an additional 4.8% stores since December 31, 2004. There were 5,799 site employees as of March 31, 2005, an increase of 5.4% from December 31, 2004.

SALES GROWTH:

Note – Daily sales are defined as the sales for the month divided by the number of business days in the month.

The twelve months of 2001, 2002, 2003, 2004 and the first three months of 2005, excluding the DIY Business, had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2001	20.0%	16.2%	11.4%	9.0%	9.4%	7.6%	7.4%	5.9%	4.8%	1.0%	-0.5%	1.4%
2002	2.7%	4.8%	6.0%	9.3%	9.4%	11.0%	8.7%	10.4%	12.5%	13.3%	17.9%	11.6%
2003	13.3%	10.3%	14.5%	9.9%	9.5%	8.5%	11.0%	11.4%	10.8%	13.9%	14.5%	16.9%
2004	16.1%	20.1%	19.1%	22.1%	25.6%	25.7%	27.0%	24.9%	26.2%	27.6%	25.0%	27.4%
2005	26.2%	25.1%	22.5%

The twelve months of 2001, 2002, 2003, 2004, and the first three months of 2005, including the DIY Business, had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2001	20.0%	16.2%	11.4%	9.0%	9.4%	7.6%	7.4%	5.9%	8.7%	4.1%	2.5%	5.1%
2002	5.6%	7.1%	8.9%	12.0%	12.3%	13.7%	11.6%	13.1%	11.0%	10.2%	14.3%	7.8%
2003	10.2%	7.9%	11.5%	7.2%	6.7%	6.0%	8.2%	8.8%	8.4%	13.7%	14.5%	16.9%
2004	16.1%	20.1%	19.1%	22.1%	25.6%	25.7%	27.0%	24.9%	26.2%	27.6%	25.0%	27.4%
2005	26.2%	25.1%	22.5%

The first table reflects growth rates of Fastenal excluding $16,974 and $8,526 of DIY Business net sales from January 1, 2002 to October 3, 2002 and from August 31, 2001 to December 31, 2001, respectively (the period of time the DIY Business was owned). Management has included the first table above because we believe it provides a consistent presentation of the growth rates of the organic store-based business and ongoing operations before, during, and after the period in which the DIY Business was owned and operated.

The daily sales growth rates in the first table above represent several trends. The first being a downward trend in the first eleven months of 2001, which reflected the overall weakening of the industrial economy we service in North America. This trend reversed itself from December 2001 to June 2002; this was partly due to changing comparisons in the prior year and partly due to stronger month-to-month (i.e. April to May and May to June) growth rates compared to 2001.

During July 2002, the daily sales growth rate decreased, began to improve again in August 2002 through November 2002, and slipped in December 2002, the final month of the year. The first six months of 2003 continued the choppy trend in net sales growth experienced in the second half of 2002, while the July 2003 to March 2005 time frame generally represents improvement followed by stabilization in the growth rates. The choppy trend, which the Company experienced from July 2002 until June 2003, reflects the alternating strengthening and weakening in the industrial economy during that period, while the July 2003 to March 2005 general improvement and stabilization reflects continued strengthening in the economy as it relates to the customers we sell to in North America and the impact of the Fastenal store initiative (see reference below regarding CSP). The 2004 period was also impacted by inflation in the steel based products we sell.

STATEMENT OF EARNINGS INFORMATION (percentage of net sales):

	Three Month Ended March 31,
	2005	2004
Net sales	100.0%	100.0%
Gross profit margin	50.1%	50.3%

Operating and administrative expenses	33.3%	34.3%
Loss on sale of property and equipment	0.1%	0.1%

Operating income	16.8%	15.9%

Interest income	0.1%	0.1%

Earnings before income taxes	16.9%	16.0%

Gross profit margins for the first quarter of 2005 and the first quarter of 2004 were similar. The slight contraction in 2005 was caused by the greater inflation cost in the steel based products flowing through cost of sales. The impact was expected, and reflects product costs in the last three to six month ‘turn period’ of inventory in a ‘first-in, first-out’ inventory costing model.

Operating and administrative expenses grew at a slower rate than net sales growth during the quarter. This was primarily due to the tight management of employee numbers throughout the organization in all of 2004 and the first quarter of 2005. As discussed in our 2004 annual report, payroll and related expenses have historically represented approximately 70% of operating and administrative expenses. Effective management of this expense allows us to leverage the sales growth more effectively. This tight management was significant, given the store expansion (discussed later). We will continue to manage headcount in a similar fashion and expect to maintain most of the labor efficiency.

Income taxes, as a percentage of earnings before income taxes, were approximately 38.0% in the first three months of 2005 and 2004, respectively. This rate fluctuates over time based on the income tax rates in the various jurisdictions in which we operate.

WORKING CAPITAL:

Two components of working capital, accounts receivable and inventories, improved during the first quarter of 2005. The March 2004-to-March 2005 percentage growth (i.e. year over year) and the year-to-date dollar growth were as follows:

March 2004-to-March 2005 percentage growth
Accounts receivable	21.3%
Inventories	28.8%

	Three Month Ended March 31,
Dollar growth	2005	2004
Accounts receivable	$22,618	24,039
Inventories	$3,071	8,045

The improvements stem from our initiatives to improve working capital. These initiatives include (1) the establishment of a centralized call center to facilitate accounts receivable management (this facility became operational early in 2005) and (2) the tight management of all inventory amounts not identified as either expected store inventory (see reference below regarding CSP), new expanded inventory, or inventory necessary for upcoming store openings.

STORE OPENINGS:

As discussed in previous public statements, the Company’s goal is to continue opening approximately 13% to 18% new stores each year (calculated on the ending number of stores in the previous year). On December 31, 2004, the Company operated 1,533 stores; therefore, as previously announced, we expect to open approximately 200 to 275 new stores in 2005. The Company opened 219 new stores in 2004 (or an increase over December 31, 2003 of 16.7%) and 151 new store sites in 2003 (or an increase over December 31, 2002 of 12.9%). While the new stores continue to build the infrastructure for future growth, the first year sales are low, and the added expenses related to payroll, occupancy, and transportation costs do impact the Company’s ability to leverage earnings. As disclosed in the past, it has been the Company’s experience that new stores take approximately ten to twelve months to achieve profitability. The planned openings can be altered in a short time span, usually less than 60 to 90 days.

In addition to the planned store expansion, we continued our ‘customer service project’ (or CSP) in 2005. As of March 31, 2005, approximately 93% of our stores were operating in a CSP fashion. Since the CSP format represents the stocking model in substantially all of our locations, we now refer to these converted locations simply as stores with our expected inventory stocking model, versus the CSP designation. Consistent with our operating philosophy, we intend to continue identifying products and store display themes to position our stores to the Fastenal goal of being ‘the best industrial and construction supplier in each local market in which we operate’.

Additional information regarding certain Fastenal Company statistics for the current quarter is available on the Fastenal Company World Wide Web site at www.fastenal.com. The Company discloses sales and store information on a monthly basis (except the sales for the third month of a quarter). This information is posted at www.fastenal.com on the third business day following the end of the first two months of a quarter. This press release contains statements that are not historical in nature and that are intended to be, and are hereby identified as, “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding management of headcount and labor efficiency, increases in selling locations, the time it typically takes a new store to achieve profitability, and the timeline for altering planned store openings. A change in the economy, from that currently being experienced, could cause the store openings to change from that expected. A change in the number of markets able to support future store sites could change the management of headcount, which in turn, together with changes in sales growth and store openings, could impact labor efficiency. A discussion of other risks and uncertainties is included in the Company’s 2004 annual report under the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands except share information)

	(Unaudited) March 31, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$65,995	33,503
Marketable securities	2,487	5,496
Trade accounts receivable, net of allowance for doubtful accounts of $5,486 and $5,181, respectively	183,431	162,500
Inventories	310,404	307,333
Deferred income tax asset	6,494	6,494
Other current assets	20,286	22,740

Total current assets	589,097	538,066

Marketable securities	18,730	35,468
Property and equipment, less accumulated depreciation	197,329	193,446
Other assets, less accumulated amortization	3,260	3,254

Total assets	$808,416	770,234

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$43,111	39,276
Accrued expenses	34,982	31,633
Income taxes payable	19,201	274

Total current liabilities	97,294	71,183

Deferred income tax liability	14,682	14,682

Stockholders’ equity:
Preferred stock	—	—
Common stock, 100,000,000 shares authorized 75,877,376 shares issued and outstanding	759	759
Additional paid-in capital	13,693	13,693
Retained earnings	676,026	662,517
Accumulated other comprehensive income	5,962	7,400

Total stockholders’ equity	696,440	684,369

Total liabilities and stockholders’ equity	$808,416	770,234

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Earnings

(Amounts in thousands except earnings per share)

	(Unaudited) Three months ended March 31,
	2005	2004
Net sales	$353,809	284,206

Cost of sales	176,436	141,227

Gross profit	177,373	142,979

Operating and administrative expenses	117,697	97,453
Loss on sale of property and equipment	248	396

Operating income	59,428	45,130

Interest income	299	248

Earnings before income taxes	59,727	45,378

Income tax expense	22,696	17,231

Net earnings	$37,031	28,147

Basic and diluted net earnings per share	$0.49	0.37

Basic weighted average shares outstanding	75,877	75,877

Diluted weighted average shares outstanding	75,994	75,965

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Amounts in thousands)

	(Unaudited) Three months ended March 31,
	2005	2004
Cash flows from operating activities:
Net earnings	$37,031	28,147
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property and equipment	6,646	5,533
Loss on sale of property and equipment	248	396
Bad debt expense	1,687	1,603
Amortization of non-compete agreement	17	17
Changes in operating assets and liabilities:
Trade accounts receivable	(22,618)	(24,039)
Inventories	(3,071)	(8,045)
Other current assets	2,454	2,732
Accounts payable	3,835	2,754
Accrued expenses	3,349	3,684
Income taxes, net	18,927	16,043
Other	(1,410)	(476)

Net cash provided by operating activities	47,095	28,349

Cash flows from investing activities:
Purchase of property and equipment	(12,266)	(10,147)
Proceeds from sale of property and equipment	1,489	1,918
Net decrease (increase) in marketable securities	19,747	(5,315)
Increase in other assets	(23)	(63)

Net cash provided (used) in investing activities	8,947	(13,607)

Cash flows from financing activities:
Payment of dividends	(23,522)	(11,382)

Net cash used in financing activities	(23,522)	(11,382)

Effect of exchange rate changes on cash	(28)	(22)

Net increase in cash and cash equivalents	32,492	3,338

Cash and cash equivalents at beginning of period	33,503	49,750

Cash and cash equivalents at end of period	$65,995	53,088

Supplemental disclosure of cash flow information:
Cash paid during each period for:
Income taxes	$3,769	1,188